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KPMG LLP
1061 Market Street
Philadelphia, PA 19103-2499

December 18, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Cape Bancorp, Inc. (the Company) and, under the date of March 14, 2012, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2011 and 2010, and the effectiveness of internal control over financial reporting as of December 31, 2011.  On December 10, 2012, we were notified that the Company engaged Crowe Horwath LLP as its principal accountant for the year ending December 31, 2013 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated December 18, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee of the Board of Directors.

Very truly yours,

/s/ KMPG LLP